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                                                                    Exhibit 99.1


                         HOLLYWOOD CASINO CORPORATION
                   ANNOUNCES PROPOSED OFFERING OF FIXED RATE
                    AND FLOATING RATE SENIOR SECURED NOTES

     Dallas, TX, April 21, 1999, -- Hollywood Casino(R) Corporation (NASDAQ:HWCC) announced today that it is proposing to make an offering of approximately $350 million aggregate principal amount of senior secured notes. The Company expects that approximately $275 million aggregate principal amount will bear a fixed interest rate and have a maturity date in 2007 and approximately $75 million aggregate principal amount will bear a floating interest rate and have a maturity date in 2006. Interest on these notes will be payable semiannually. The notes are expected to be guaranteed by certain of its domestic subsidiaries, including HWCC-Tunica, Inc.

     The net proceeds of the notes offering are expected to be used to finance:
(i) the purchase and discharge of the Company's outstanding 12 3/4% Senior Secured Notes due 2003; (ii) the expansion of the company's casino operations in Aurora, Illinois; (iii) the purchase and termination of certain contracts involving its casinos in Aurora, Illinois and in Tunica, Mississippi; (iv) a portion of the Company's equity investment in its casino development in Shreveport, Louisiana; and (v) general corporate purposes.

     The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that act.

     Hollywood Casino Corporation owns and operates distinctive Hollywood-themed casino entertainment facilities under the service mark Hollywood Casino(R) in Aurora, Illinois and Tunica, Mississippi. The company also has a license to develop, own, and operate a Hollywood-themed destination resort in Shreveport, Louisiana. The Company is one of the nation's largest collectors and exhibitors of motion picture memorabilia.

     Statements in this press release concerning future events, including the proposed offering of senior secured notes, are forward-looking statements, and are subject to certain risks and
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uncertainties. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, economic, bank, equity and debt market conditions, changes in laws or regulations, licensing and other regulatory approvals, the availability of financing, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ended December 31, 1998.